EXHIBIT 99.2

Good morning and welcome everyone.

The second quarter came in better than expected with higher loan growth than we were anticipating. Earnings per share came in at thirty-four cents compared to thirty-three cents in the first quarter and thirty-four cents in last year’s second quarter.

The dip in rates near the end of the first quarter caused a last minute rush-to-the-door, so to speak, resulting in what one analyst has termed a ‘mini refi wave.’ We fully participated in that wave, resulting in almost record loan originations of $380 million and higher than expected prepayment fees.

These higher than expected prepayment fees accounts for the variance between our guidance for the quarter and actual results. Ken will give you more detail on the quarter in a few minutes.

Total loans increased at a 27% annualized rate during the second quarter. And as I already mentioned, originations were almost a record at $380 million with an average rate of 4.8% and an average term to re-pricing of seven years. We maintained our conservative lending standards with an average DSR and loan/value ratio of 2.3x and 57% respectively.

Commercial real estate loans, which we define as loans in which commercial income exceeds 50% of a property’s income stream, accounted for approximately 17% of loan production in the quarter. We now have 15.5% of our portfolio in commercial real estate loans.

We satisfied our original commitment to Fannie Mae just after the quarter closed. We also reached agreement with them on an extension of our original contract. We hope to release some more detail when we sign the final papers. In the meantime, we continue to originate and sell to Fannie under the original contract.

Prepayment speed jumped to 35% of the portfolio from 26% last quarter. This was still much slower than the 40% and 59% recorded during the third and fourth quarters of last year. We expect this turnover to slow further in the months ahead as we have just $618 million in loans remaining on the books at rates of 6.5% or higher.

Current loan rates are now above 5%, with the average rate in our pipeline at quarter-end at 5.10%. We believe that loan rates bottomed in the second quarter and that yields will inch up going forward.

Core deposits continued to increase – growing by 16% annualized from the first quarter. CD’s increased minimally as did our cost of funds. Average deposits per branch continue to climb as well – they are now $117 million. The loan-to-deposit ratio increased slightly to 104%.

I’m pleased to say that the non-performing asset ratio remains at a low four basis points, flat with last quarter. That’s five quarters in a row now in which the non-performer ratio has been below five basis points. We continue to work hard to return these few loans back to performing status and believe that the Bank will incur no losses on these loans.

As we continue to transition to a higher rate environment, I would like to emphasize that we believe that we are well positioned to maximize our growth opportunities and maintain our track record of higher than peer-group average returns. As always, we remain focused on the principles that guide our business – namely, our standards of conservative lending funded primarily with consumer deposits, sound asset/liability and interest rate risk management, maintaining low overhead and managing our business to maximize the creation of shareholder value.

With that, Ken will now give you more insight into the financials. Ken.

Two things I’d like to focus on this quarter are:

First, we received 3.8 million dollars of prepayment fee income, which added about 6 cents of income to EPS; by comparison last quarter, prepayment fee income added 3 ½ cents to EPS.  We don’t expect to see a repeat of the 6 cent level again.

Loan prepayment speeds of 35% were faster than we projected for the quarter, but for the full calendar year, we think prepayment speed will average out to about 25%; as a benchmark, prepayment speeds in our multifamily loan portfolio have historically averaged in the low teens, but coming off the low origination rates of the past 2 years, it’s possible that prepayment speeds could fall into the single digits by next year.  It is for that reason that we continue to invest mainly in first-tranche MBS securities – so that we have cash available for reinvestment when loan prepayments slow down.

The second item affecting this quarter’s performance was the $380 million of loan originations, which included over 150 million dollars of repricing portfolio loans.  The repricing occurred at a roughly 200 basis point lower yield.  The rest of the originations were funded with a combination of cash flows from loan and MBS amortization, deposit inflows and wholesale borrowings.

As a result, net interest margin declined from 3.29% to 2.90% on a linked quarter basis.  There was one other big item contributing to margin compression, but it occurred last quarter.  That was the Trust Preferred security that the Company issued on March 19th.  Because it occurred so late in the quarter, March includes only 12 days of interest expense on the TRUP compared to June, which includes 90 days of interest expense.  The TRUP by itself accounts for about 25%, or 10 basis points, of the 39 basis point decline in margin (that’s net of the income received on the reinvestment of the proceeds).

At this point, what we’ve done is only reinvest the 70 million dollars of proceeds of the Trup, and haven’t yet taken advantage of the Trup’s ability to be treated as capital for leverage.   As it’s currently structured, the transaction is about a penny a share dilutive to quarterly EPS, and of course dilutive to margin.  The TRUP is 30-year debt, and the timing of the debt issuance couldn’t have been better, because the same issue today would cost the Company well over 100 basis points more.  By being patient with the deployment of the proceeds, and without significantly sacrificing this year’s earnings, we’re preparing the balance sheet for what we expect will be a higher rate environment in 2005 and 2006.

Return on tangible equity continues to be very high at nearly 23%.  Return on book equity is over 18%.

We also let the investment portfolio runoff this month rather than replacing the runoff with new securities, using about 50 million dollars of the cash flow from the MBS portfolio to fund loans.  The average yield on MBS runoff was close to the portfolio yield of 3.28%, so there was about a 150 basis point pick up in yield on the reinvestment in loans.  There remains over 700 million dollars in short duration MBS, much of which is expected to provide significant reinvestable cash flows over the next two years.

The entire investment portfolio represents only about 22% of total earning assets.  Mortgage-backed securities make up 94% of the portfolio and have an average duration of 2.8 years.  The portfolio has a yield of only about 3½ % because it was always intended to be used for liquidity purposes; for that reason also, the magnitude of the mark-to-market adjustments should be less severe as rates rise.

The Bank continues to seek out new deposits, and deposit growth was very good again during the second quarter.  Deposits represent the core value of the Bank, and with a loan-to-deposit ratio of 104%, we still would like to move that ratio lower over time.  Even with the successful deposit growth in the first 6 months, the cost of deposits rose only slightly, by 7 basis points to 1.75%.  The 2nd quarter cost of deposits included the impact of a full quarter’s expense on the $230 million of promotional rate deposit growth added in the first quarter.  Deposits have grown by almost 11% year-over-year, while promotional rate accounts comprise about 30% of the total deposit base, similar to the percentage at the same time last year.  Promotional rate accounts should remain in the 25 – 30% range of our total deposit base because we feel we need to grow deposits faster than average.  The share of promotional deposits in the deposit base has stayed pretty predictable for more than 2 years.

Turning to the earnings outlook, at this point we’ve closed about half of the 246 million dollar pipeline that was outstanding on June 30th.  Closings continue on the loan commitments we made during the refinancing rush in April and May.  As far as we can see, the level of new loan applications is a function of rate right now.  When offered at 5% for 5 years, loan interest picks up.  When the 5-year rate gets to 5-1/2% or higher, as it did several weeks ago, loan demand slows down.  We continue to price our loans competitively but just enough to help meet our annual origination target for this year.  We expect to end up with between 20 - 24% growth in the loan portfolio, year-over-year by December.

We also expect refinancing from our existing portfolio to slow down, partly, as you might guess, because there’s not a lot left in the portfolio to refinance.  There remains about 600 million dollars of loans with coupons above 6-1/2%, but a lot of those loans are appropriately priced.

In our income projections through the end of the year, we have factored in three ¼ point increases in the Fed Funds rate (although the third one comes late in the year so won’t have much affect on the current year’s income) – and are projecting loan rates of about 5 3/8ths –to account for competitive factors and what looks to be a flatter yield curve.

Because we expect repricings to decline, prepayment fee income should be lower in the third quarter than it was this quarter.  In fact July through September may look much like the January - March period when the Bank received about 2 million dollars in prepayment fee income.  We also projected an increase in our money market rates in September, and have factored that into our guidance as well.

Taking all of that into consideration, we think there will be some slight margin erosion for the next two quarters, perhaps within a range of 5 – 15 basis points by year-end, and we now expect 3rd quarter EPS to be in the range again of 30 to 32 cents.

With that, I’ll turn it back to Mr. Palagiano.  Operator?